EXHIBIT 8.1
CLAXSON INTERACTIVE GROUP INC.
List of Significant Subsidiaries
      1. Imagen Satelital, S.A., incorporated under the laws of the Republic of Argentina.
      2. Claxson Chile S.A., incorporated under the laws of the Republic of Chile.
      3. Claxson USA II Inc., incorporated under the laws of the State of Florida.
      4. Carson International Ltd., incorporated under the laws of the British Virgin Islands.
      5. El Sitio, Inc., incorporated under the laws of the British Virgin Islands.
      6. Playboy TV Latin America, LLC, incorporated under the laws of the State of California.